SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                           ELITE PHARMACEUTICALS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    28659T200
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [  ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [  ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 2 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        309 Series C 8% Preferred Stock convertible into 133,190
                        Common Shares, 39,956 Warrants exercisable into 39,956
                        Common Shares and 2,432 Common Shares

OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        309 Series C 8% Preferred Stock convertible into 133,190
                        Common Shares, 39,956 Warrants exercisable into 39,956
                        Common Shares and 2,432 Common Shares

--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    0.7%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 3 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        560 Series C 8% Preferred Stock convertible into 241,379
                        Common Shares, 72,412 Warrants exercisable into 72,412
                        Common Shares and 4,421 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        560 Series C 8% Preferred Stock convertible into 241,379
                        Common Shares, 72,412 Warrants exercisable into 72,412
                        Common Shares and 4,421 Common Shares

--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    1.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 4 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        40 Series C 8% Preferred Stock convertible into 17,241
                        Common Shares, 5,172 Warrants exercisable into 5,172
                        Common Shares and 318 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        40 Series C 8% Preferred Stock convertible into 17,241
                        Common Shares, 5,172 Warrants exercisable into 5,172
                        Common Shares and 318 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, 5,172 Warrants exercisable into 5,172 Common Shares and 318 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    0.1%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 5 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        984 Series C 8% Preferred Stock convertible into 424,138
                        Common Shares, 127,240 Warrants exercisable into 127,240
                        Common Shares and 7,755 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        984 Series C 8% Preferred Stock convertible into 424,138
                        Common Shares, 127,240 Warrants exercisable into 127,240
                        Common Shares and 7,755 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            984 Series C 8% Preferred Stock convertible into 424,138 Common Shares, 127,240 Warrants exercisable into 127,240 Common Shares and 7,755 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    2.1%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 6 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        23 Series C 8% Preferred Stock convertible into 9,914
                        Common Shares, 2,973 Warrants exercisable into 2,973
                        Common Shares and 193 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        23 Series C 8% Preferred Stock convertible into 9,914
                        Common Shares, 2,973 Warrants exercisable into 2,973
                        Common Shares and 193 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            23 Series C 8% Preferred Stock convertible into 9,914 Common Shares, 2,973 Warrants exercisable into 2,973 Common Shares and 193 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    0.1%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO

--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 7 OF 45


(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare Fund LP
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        2,449 Series C 8% Preferred Stock convertible into
                        1,055,603 Common Shares, 316,680 Warrants exercisable
                        into 316,680 Common Shares and 19,795 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        2,449 Series C 8% Preferred Stock convertible into
                        1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    5.2%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN

--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 8 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare International Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                        3,602 Series C 8% Preferred Stock convertible into
                        1,552,586 Common Shares, 465,775 Warrants exercisable
                        into 465,775 Common Shares and 29,154 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER\
                        3,602 Series C 8% Preferred Stock convertible into
                        1,552,586 Common Shares, 465,775 Warrants exercisable
                        into 465,775 Common Shares and 29,154 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.7%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 8 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        309 Series C 8% Preferred Stock convertible into 133,190
                        Common Shares, 39,956 Warrants exercisable into 39,956
                        Common Shares and 2,432 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        309 Series C 8% Preferred Stock convertible into 133,190
                        Common Shares, 39,956 Warrants exercisable into 39,956
                        Common Shares and 2,432 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    0.7%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                 PAGE 9 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        560 Series C 8% Preferred Stock convertible into 241,379
                        Common Shares, 72,412 Warrants exercisable into 72,412
                        Common Shares and 4,421 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        560 Series C 8% Preferred Stock convertible into 241,379
                        Common Shares, 72,412 Warrants exercisable into 72,412
                        Common Shares and 4,421 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    1.2%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IA
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 10 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        1,007 Series C 8% Preferred Stock convertible into
                        434,052 Common Shares, 130,213 Warrants exercisable into
                        130,213 Common Shares and 7,948 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        1,007 Series C 8% Preferred Stock convertible into
                        434,052 Common Shares, 130,213 Warrants exercisable into
                        130,213 Common Shares and 7,948 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, 130,213 Warrants exercisable into 130,213 Common Shares and 7,948 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    2.1%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 11 OF 45


--------------------------------------------------------------------------------

(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Group LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        2,449 Series C 8% Preferred Stock convertible into
                        1,055,603 Common Shares, 316,680 Warrants exercisable
                        into 316,680 Common Shares and 19,795 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        2,449 Series C 8% Preferred Stock convertible into
                        1,055,603 Common Shares, 316,680 Warrants exercisable
                        into 316,680 Common Shares and 19,795 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    5.2%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 12 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Management Partners LP
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        3,602 Series C 8% Preferred Stock convertible into
                        1,552,586 Common Shares, 465,775 Warrants exercisable
                        into 465,775 Common Shares and 29,154 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        3,602 Series C 8% Preferred Stock convertible into
                        1,552,586 Common Shares, 465,775 Warrants exercisable
                        into 465,775 Common Shares and 29,154 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    7.7%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 13 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        3,602 Series C 8% Preferred Stock convertible into
                        1,552,586 Common Shares, 465,775 Warrants exercisable
                        into 465,775 Common Shares and 29,154 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        3,602 Series C 8% Preferred Stock convertible into
                        1,552,586 Common Shares, 465,775 Warrants exercisable
                        into 465,775 Common Shares and 29,154 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    7.7%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 14 OF 45


----------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH        (8)  SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    9.9%(1)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
1 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 15 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------

EACH               (7)  SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH        (8)  SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    9.9%(2)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
2 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 16 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    9.9%(3)
--------------------------------------------------------------------------------
      (12) TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
3 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 17 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    9.9%(4)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

-----------------------------------
4 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 18 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    9.9%(5)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
5 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 19 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom & United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    9.9%(6)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
6 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 20 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    9.9%(7)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
7 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 21 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    9.9%(8)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
8 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 22 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    9.9%(9)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
9 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 23 OF 45


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------
BENEFICIALLY      (6)   SHARED VOTING POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------
PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        7,967 Series C 8% Preferred Stock convertible into
                        3,434,052 Common Shares, 1,030,208 Warrants exercisable
                        into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    9.9%(10)
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------


-----------------------------------
10 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 24 OF 45

--------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Elite Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            165 Ludlow Avenue
            Northvale, NJ 07647

ITEM 2(a).  NAME OF PERSON FILING:

      This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i)    Davidson Kempner Partners, a New York limited partnership
                   ("DKP");

            (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

            (iii)  M. H. Davidson & Co., a New York limited partnership ("CO");

            (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

            (v)    Serena Limited, a Cayman Islands corporation ("Serena");

            (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

            (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

            (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

            (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

            (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

            (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

            (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 25 OF 45

            (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

            (xiv)  Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen
                   M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).  CITIZENSHIP:

            (i)     DKP - a New York limited partnership

            (ii)    DKIP - a Delaware limited partnership

            (iii)   CO - a New York limited partnership

            (iv)    DKIL - a British Virgin Islands corporation

            (v)     Serena - a Cayman Islands corporation

            (vi)    DKHF - a Delaware limited partnership

            (vii)   DKHI - a Cayman Islands corporation

            (viii)  MHD - a New York limited partnership

            (ix)    DKAI - a New York corporation

            (x)     DKIA - a Delaware limited liability company

            (xi)    DKG - a Delaware limited liability company

            (xii)   DKMP - a Delaware limited partnership

            (xiii)  DKS - a Delaware limited liability company

            (xiv)   Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 26 OF 45

            (xv)    Marvin H. Davidson - United States

            (xvi)   Stephen M. Dowicz - United States

            (xvii)  Scott E. Davidson -United States

            (xviii) Michael J. Leffell - United States

            (xix)   Timothy I. Levart - United Kingdom & United States

            (xx)    Robert J. Brivio, Jr. - United States

            (xxi)   Eric P. Epstein - United States

            (xxii)  Anthony A. Yoseloff - United States

            (xxiii) Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).  CUSIP NUMBER:

      28659T200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ]   Broker or dealer registered under Section 15 of the Act;

            (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

            (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act;

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

            (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                      13d-1(b)(1)(ii)(E);

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                      13d-1(b)(1)(ii)(F);

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 27 OF 45

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

      Subject to the Ownership Limitation (as defined below), the Principals may be deemed to beneficially own an aggregate of 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares s a result of their voting and dispositive power over the 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

      DKIA may be deemed to beneficially own the 984 Series C 8% Preferred Stock convertible into 424,138 Common Shares, 127,240 Warrants exercisable into 127,240 Common Shares and 7,755 Common Shares eneficially owned by DKIL and the 23 Series C 8% Preferred Stock convertible into 9,914 Common Shares, 2,973 Warrants exercisable into 2,973 Common Shares and 193 Common Shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

        As set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock and the Common Stock Purchase Warrant, respectively, the number of Common Shares into which the Preferred Stock are convertible and the Warrants are exerciseable is limited to that number of Common Shares which would result in Davidson Kempner affiliated entities having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of Common Shares (the "Ownership Limitation").


      A. DKP

         (a) Amount beneficially owned: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares

         (b) Percent of class: 0.7%

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 28 OF 45

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares

      B. DKIP

         (a) Amount beneficially owned: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares

         (b) Percent of class: 1.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares

      C. CO

         (a) Amount beneficially owned: 40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, 5,172 Warrants exercisable into 5,172 Common Shares and 318 Common Shares

         (b) Percent of class: 0.1%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, 5,172 Warrants exercisable into 5,172 Common Shares and 318 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 29 OF 45


            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 40 Series C 8% Preferred Stock convertible into 17,241 Common Shares, 5,172 Warrants exercisable into 5,172 Common Shares and 318 Common Shares

      D. DKIL

         (a) Amount beneficially owned: 984 Series C 8% Preferred Stock convertible into 424,138 Common Shares, 127,240 Warrants exercisable into 127,240 Common Shares and 7,755 Common Shares

         (b) Percent of class: 2.1%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 984 Series C 8% Preferred Stock convertible into 424,138 Common Shares, 127,240 Warrants exercisable into 127,240 Common Shares and 7,755 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 984 Series C 8% Preferred Stock convertible into 424,138 Common Shares, 127,240 Warrants exercisable into 127,240 Common Shares and 7,755 Common Shares

      E.  Serena

         (a) Amount beneficially owned: 23 Series C 8% Preferred Stock convertible into 9,914 Common Shares, 2,973 Warrants exercisable into 2,973 Common Shares and 193 Common Shares

         (b) Percent of class: 0.1%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 23 Series C 8% Preferred Stock convertible into 9,914 Common Shares, 2,973 Warrants exercisable into 2,973 Common Shares and 193 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 23 Series C 8% Preferred Stock convertible into 9,914 Common Shares, 2,973 Warrants exercisable into 2,973 Common Shares and 193 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 30 OF 45


      F. DKHF

         (a) Amount beneficially owned: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

         (b) Percent of class: 5.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

      G. DKHI

         (a) Amount beneficially owned: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

         (b) Percent of class: 7.7%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

      H. MHD

         (a) Amount beneficially owned: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares

         (b) Percent of class: 0.7%

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 31 OF 45

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 309 Series C 8% Preferred Stock convertible into 133,190 Common Shares, 39,956 Warrants exercisable into 39,956 Common Shares and 2,432 Common Shares
      I. DKAI

         (a) Amount beneficially owned: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares

         (b) Percent of class: 1.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 560 Series C 8% Preferred Stock convertible into 241,379 Common Shares, 72,412 Warrants exercisable into 72,412 Common Shares and 4,421 Common Shares

      J. DKIA

         (a) Amount beneficially owned: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, 130,213 Warrants exercisable into 130,213 Common Shares and 7,948 Common Shares

         (b) Percent of class: 2.1%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, 130,213 Warrants exercisable into 130,213 Common Shares and 7,948 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 32 OF 45

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 1,007 Series C 8% Preferred Stock convertible into 434,052 Common Shares, 130,213 Warrants exercisable into 130,213 Common Shares and 7,948 Common Shares

      K. DKG

         (a) Amount beneficially owned: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

         (b) Percent of class: 5.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 2,449 Series C 8% Preferred Stock convertible into 1,055,603 Common Shares, 316,680 Warrants exercisable into 316,680 Common Shares and 19,795 Common Shares

      L. DKMP

         (a) Amount beneficially owned: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

         (b) Percent of class: 7.7%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 33 OF 45

      M. DKS

         (a) Amount beneficially owned: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

         (b) Percent of class: 7.7%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 3,602 Series C 8% Preferred Stock convertible into 1,552,586 Common Shares, 465,775 Warrants exercisable into 465,775 Common Shares and 29,154 Common Shares

      N. Thomas L. Kempner, Jr.

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(11)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares


-----------------------------------
11 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 34 OF 45

      O. Marvin H. Davidson

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(12)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

      P. Stephen M. Dowicz

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(13)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

-----------------------------------
12 Subject to the Ownership Limitation (as defined herein).
13 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 35 OF 45

      Q. Scott E. Davidson

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(14)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

      R. Michael J. Leffell

         (a) Amount beneficially owned. 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(15)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

-----------------------------------
14 Subject to the Ownership Limitation (as defined herein).
15 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 36 OF 45


      S. Timothy I. Levart

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(16)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

      T. Robert J. Brivio, Jr.

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(17)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

-----------------------------------
16 Subject to the Ownership Limitation (as defined herein).
17 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 37 OF 45


      U. Eric P. Epstein

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(18)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

      V. Anthony A. Yoseloff

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(19)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

-----------------------------------
18 Subject to the Ownership Limitation (as defined herein).
19 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 38 OF 45


      W. Avram Z. Friedman

         (a) Amount beneficially owned: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

         (b) Percent of class: 9.9%(20)

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii) shared power to vote or to direct the vote: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

            (iii) sole power to dispose or to direct the disposition: 0

            (iv) shared power to dispose or to direct the disposition: 7,967 Series C 8% Preferred Stock convertible into 3,434,052 Common Shares, 1,030,208 Warrants exercisable into 1,030,208 Common Shares and 64,068 Common Shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

-----------------------------------
20 Subject to the Ownership Limitation (as defined herein).

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 39 OF 45


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 40 OF 45


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008               DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        M.H. DAVIDSON & CO.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 41 OF 45


                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE FUND LP
                                        By:  DK Group LLC,
                                        its General Partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE
                                        INTERNATIONAL LTD.
                                        By:  DK Management Partners LP,
                                        its Investment Manager
                                        By:  DK Stillwater GP LLC, its general
                                        partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK GROUP LLC

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 42 OF 45


                                        DK MANAGEMENT PARTNERS LP
                                        By:  DK Stillwater GP LLC, its general
                                        partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK STILLWATER GP LLC

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Thomas L. Kempner, Jr.

                                        /s/ MARVIN H. DAVIDSON
                                        -----------------------------
                                        Marvin H. Davidson

                                        /s/ STEPHEN M. DOWICZ
                                        -----------------------------
                                        Stephen M. Dowicz

                                        /s/ SCOTT E. DAVIDSON
                                        -----------------------------
                                        Scott E. Davidson

                                        /s/ MICHAEL J. LEFFELL
                                        -----------------------------
                                        Michael J. Leffell

                                        /s/ TIMOTHY I. LEVART
                                        -----------------------------
                                        Timothy I. Levart

                                        /s/ ROBERT J. BRIVIO, JR.
                                        -------------------------
                                        Robert J. Brivio, Jr.

                                        /s/ ERIC P. EPSTEIN
                                        -----------------------------
                                        Eric P. Epstein

                                        /s/ ANTHONY A. YOSELOFF
                                        -----------------------------
                                        Anthony A. Yoseloff

                                        /s/ AVRAM Z. FRIEDMAN
                                        -----------------------------
                                        Avram Z. Friedman

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 43 OF 45


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008               DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        M.H. DAVIDSON & CO.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 44 OF 45


                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE FUND LP
                                        By:  DK Group LLC,
                                        its General Partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE
                                        INTERNATIONAL LTD.
                                        By:  DK Management Partners LP,
                                        its Investment Manager
                                        By:  DK Stillwater GP LLC, its general
                                        partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 28659T200                                                PAGE 45 OF 45

                                        DK GROUP LLC

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK MANAGEMENT PARTNERS LP
                                        By:  DK Stillwater GP LLC, its general
                                        partner

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK STILLWATER GP LLC

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        /s/ THOMAS L. KEMPNER, JR.
                                        -----------------------------
                                        Thomas L. Kempner, Jr.

                                        /s/ MARVIN H. DAVIDSON
                                        -----------------------------
                                        Marvin H. Davidson

                                        /s/ STEPHEN M. DOWICZ
                                        -----------------------------
                                        Stephen M. Dowicz

                                        /s/ SCOTT E. DAVIDSON
                                        -----------------------------
                                        Scott E. Davidson

                                        /s/ MICHAEL J. LEFFELL
                                        -----------------------------
                                        Michael J. Leffell

                                        /s/ TIMOTHY I. LEVART
                                        -----------------------------
                                        Timothy I. Levart

                                        /s/ ROBERT J. BRIVIO, JR.
                                        -------------------------
                                        Robert J. Brivio, Jr.

                                        /s/ ERIC P. EPSTEIN
                                        -----------------------------
                                        Eric P. Epstein

                                        /s/ ANTHONY A. YOSELOFF
                                        -----------------------------
                                        Anthony A. Yoseloff

                                        /s/ AVRAM Z. FRIEDMAN
                                        -----------------------------
                                        Avram Z. Friedman